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Exhibit 99.1

Vermillion Appoints Laura Miller as SVP of Sales/Customer Experience

Austin, Texas, January 12, 2015 -- Vermillion, Inc. (Nasdaq: VRML), a bio-analytical solutions company focused on gynecologic disease, announced today that the Company has appointed Laura Miller to the newly created position of Senior Vice President of Sales/Customer Experience. Ms. Miller will report directly to Valerie Palmieri, President & Chief Executive Officer.

Holly Bauzon, previously Vice President of Sales and Managed Markets, will now be solely dedicated to leading managed markets. This more focused position will better enable the Company to build its managed care foundation.

Laura has spent 17 years in the diagnostics industries, serving in numerous sales, operations and executive capacities for laboratory service and capital equipment organizations. Prior to serving as an independent healthcare consultant for the last four years, she served as President, Laboratory Services, for HealthTronics Laboratory, from 2008-2010. In addition, she served in several senior leadership roles at PLUS Diagnostics, DIANON Systems, U.S. Labs and Ventana Medical Systems.

“I have worked with Laura in several capacities, including previous direct report relationships. She is a seasoned executive in our industry and we are so pleased to add her to our management team” said Ms. Palmieri, President & Chief Executive Officer. “We look forward to leveraging her sales and customer centric expertise as we continue to grow our business. As Vermillion/ASPiRA moves forward with our goal of transforming from a diagnostic company to a bio-analytic solutions provider, her skill set will be vital to our sales strategy and delivering a world class customer experience.”

Before entering the diagnostics industry, Ms. Miller served in the U.S. Army, where she achieved the rank of Captain – Military Intelligence. She received a Bachelor of Arts degree in Geography/Anthropology from the University of Southern Maine.

About Adnexal Masses

•	500,000 – 1 million women experience ovarian masses and 150,000 – 300,000 women have suspicious ovarian tumors removed annually in the US.
•	Ovarian cancer is rarely diagnosed in early stages and has the highest mortality rate of all gynecological cancers.
•	Over 70,000 OVA1 tests have been ordered to date.
•	Vermillion has launched ASPiRA Labs, a CLIA certified national clinical lab, to serve as a cutting-edge biomarker diagnostics center for gynecological cancers.

About OVA1

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OVA1 is a proprietary FDA-cleared blood test to help physicians assess the risk of ovarian cancer prior to surgery and trigger the involvement of a specialist (gynecologic oncologist) for higher risk patients

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The OvaCalc® proprietary algorithm combines five biomarker results into a single numerical "risk score" that stratifies patients into "higher risk" and "lower risk" when combined with clinical assessment

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In two pivotal clinical trials, (Ueland FR, DeSimone CP, Seamon et al. Obstetrics & Gynecology 2011;117:1289-1297; Bristow RE, Smith A, Zhang Z et al. Gynecologic Oncology 2013;128:252-259) OVA1 plus clinical impression detected 96% of all malignancies vs. 75% for clinical impression alone. It subsequently reduced the number of malignancies missed from 25% to 4%, a reduction of 83%.

•	For early-stage cancers specifically, 31% were missed by clinical impression alone. This was reduced to 5% when OVA1 was added to clinical impression, a reduction of 85%.
•	Vermillion is currently developing a next-generation test, OVA2, which has an expected release in the second half of 2015.

About Vermillion

Vermillion, Inc. is dedicated to the discovery, development and commercialization of novel high-value diagnostic and bio-analytical solutions that help physicians diagnose, treat and improve outcomes for patients. Vermillion, along with its prestigious scientific collaborators, has developed diagnostic programs in gynecologic disease. The company's lead diagnostic, OVA1®, is a blood test for pre-surgical assessment of ovarian tumors for malignancy, using an innovative algorithmic approach. As the first FDA-cleared, protein-based In Vitro Diagnostic Multivariate Index Assay, OVA1 represents a new class of software-based diagnostics. For additional information, including published clinical trials, visit www.vermillion.com.

Forward-Looking Statements

This press release contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, including statements regarding Vermillion's plans, objectives, expectations and intentions. Words such as "may," "expects," "intends," "anticipates," "believes," "estimates," "plans," "seeks," "could," "should," "continue," "will," "potential," "projects" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on Vermillion's current expectations. A variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. Factors that could cause actual results to materially differ from those projected in such forward-looking statements include but are not limited to: (1) uncertainty as to Vermillion's ability to protect and promote its proprietary technology; (2) Vermillion's lack of a lengthy track record successfully developing and commercializing diagnostic products; (3) uncertainty as to whether Vermillion will be able to obtain any required regulatory approval of its future diagnostic products; (4) uncertainty of the size of market for its existing diagnostic tests or future diagnostic products, including the risk that its products will not be competitive with products offered by other companies, or that users will not be entitled to receive adequate reimbursement for its products from third party payors such as private insurance companies and government insurance plans; (5) uncertainty that Vermillion has sufficient cash resources to fully commercialize its tests and continue as a going concern; (6) uncertainty whether the trading in Vermillion's stock will become significantly less liquid; and (7) other factors that might be described from time to time in Vermillion's filings with the Securities and Exchange Commission. All information in this press release is as of the date of this press release, and Vermillion expressly disclaims any obligation to update or revise any forward-looking statements to reflect any change in Vermillion's expectations or any change in events, conditions or circumstances on which any such statement is based, unless required by law.

Investor Relations Contact:

Michael Wood

LifeSci Advisors LLC

Tel 1-646-597-6983

mwood@lifesciadvisors.com